EXHIBIT 10.2
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                 EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into the 15th day of July, 1996, by and between PERSONNEL MANAGEMENT, INC., an Indiana corporation (the "Corporation"), and GARY F. HENTSCHEL
(the "Executive").

                      WITNESSETH:

     WHEREAS, the Executive is being employed as the Chief Operating Officer of the Corporation and will be an integral part of its management; and

     WHEREAS, concurrently herewith the Corporation and the Executive are executing in separate instruments a Noncompetition and Confidentiality Agreement and a Change of Control Severance Benefits Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other valuable consideration, including services to be performed by the Executive and compensation and benefits to be paid and provided by the Corporation, the parties hereby agree as follows:

     1. Effective Date. This Agreement shall be effective July 15, 1996 (the "Effective Date"). Prior to the Effective Date either party shall have the option to terminate and cancel without obligation this Agreement and the Noncompetition and Confidentiality Agreement and Change of Control Severance Benefits Agreement, both of even date herewith.

     2. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation, on a full-time basis upon and subject to the terms and conditions set forth herein.

     3.   Term and Termination.  The Executive's
employment hereunder shall be on an at-will basis, terminable at any time with or without cause by either party. In the event the Executive terminates the Executive's employment with the Corporation, the Executive agrees to give notice of such termination to the Corporation as far in advance of such termination as is reasonably possible under the circumstances (up to 60 days' advance notice).

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     4.   Compensation.  For all services rendered by the
Executive in any capacity to or for the Corporation during the Executive's employment by the Corporation, including, without limitation, services as an executive officer, director, employee or member of any committee of the Corporation or of any subsidiary, division or affiliate of the Corporation (including the Corporation, all such subsidiaries, divisions and affiliates are referred to individually as a "PMI Company" and collectively as the "PMI Companies"), the Executive shall be paid as compensation (including compensation paid by any of the PMI Companies):

          (a)  a base salary, payable not less often
     than monthly, and such increases or decreases in such salary, if any, in an amount as shall be determined from time to time by the Board of Directors of the Corporation (the "Board") or any authorized committee of the Board and communicated to the Executive;

          (b)  such bonuses and other cash incentive
     awards as shall be awarded from time to time by the Board or any authorized committee of the Board; and

          (c)  such other compensation and/or benefits
     as the Board or any authorized committee of the Board may grant or make available to the Executive from time to time.

If the Executive's employment with the Corporation is terminated, the Executive's monthly (or other payroll period) salary shall be prorated to reflect the percentage of the payroll period for which the Executive was employed by the Corporation.

     5. Duties of Loyalty. The Executive shall perform such duties and responsibilities as may from time to time be assigned or delegated to him by the President of the Corporation, the Board or any authorized committee of the Board. The Executive shall not engage during the Executive's employment with the Corporation in any activity, employment or business venture, directly or indirectly, whether or not for remuneration, that might reasonably be expected to be detrimental to any of the PMI Companies, conflict with the Executive's commitment and loyalty to the PMI Companies, compete with any of the PMI Companies, result in a conflict of interest with any of the PMI Companies, or adversely affect the proper discharge of the Executive's duties or responsibilities to any of the PMI Companies.

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     6.   Severance Benefits.

          (a)  Upon termination of the Executive's
     employment with the Corporation for any reason or under any circumstance other than on account of the death or "misconduct" (as defined in Section 6(d) hereof) of the Executive, the Corporation shall pay the Executive in cash an amount equal to one month's base salary then in effect for the Executive. Except for the additional severance compensation and/or benefits, if any, granted by the Corporation pursuant to Section 6(b) hereof, the severance benefits provided for by this Section
     6(a) shall constitute the entire obligation of the Corporation for the payment of severance compensation or benefits to the Executive under this Agreement.

          (b)  Upon termination of the Executive's
     employment with the Corporation for any reason or under any circumstance other than on account of the death or "misconduct" (as defined in Section 6(d) hereof) of the Executive, the Board, or an authorized committee of the Board, shall consider and make a determination as to whether, under the circumstances, severance compensation and/or benefits in addition to the severance benefits granted in Section 6(a) should be awarded to the Executive. The Corporation shall be under no obligation to award any such additional severance compensation and/or benefits and the determination of whether to award such additional severance compensation and/or benefits shall be in the sole discretion of the Board or such committee.

          (c)  Nothing in this Agreement shall be
     construed as affecting the Executive's right to severance compensation or benefits under any other agreements between the Corporation and the Executive.

          (d)  For purposes of this Agreement,
     "misconduct" means:

               (i)  the failure of the Executive to
          substantially perform any of the Executive's
          significant duties or responsibilities in
          connection with the Executive's employment
          (other than any such failure resulting from
          the Executive's incapacity due to physical or
          mental illness); or
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               (ii) any act that constitutes on the part
          of the Executive common law fraud or
          dishonesty regardless of whether such fraud or dishonesty resulted in, or was intended to result in, a benefit to the Executive at the expense of the Corporation; or

               (iii)     the conviction of the Executive
          of, or the plea by the Executive of nolo contendere to, a felony or a crime involving moral turpitude; or

               (iv) any violation by the Executive in
          any material respect of any of the
          Corporation's policies or of any term or provision of any employment or other agreement between the Executive and the Corporation; or

               (v)  the Executive's unexcused total
          abandonment or neglect of the Executive's duties and responsibilities in connection with the Executive's employment with the
          Corporation (other than absences due to
          illness, physical or mental incapacity,
          vacations, or other excused absences) for a continuous period of ten working days.

          (e)  The Corporation shall withhold from the
     severance benefits granted in Section 6(a) (and any discretionary severance compensation and/or benefits otherwise paid to the Executive) all federal, state, city, county or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     7. Notices. Any notice, request, demand and other communication to be given hereunder shall be in writing and personally delivered or mailed in the continental
United States by registered or certified mail, postage prepaid, at the address stated below or to such changed address as the addressee may have given by a similar notice:

     To the Corporation:      Personnel Management, Inc.
                              1499 Windhorst Way
                              Suite 100
                              Greenwood, Indiana 46143

     To the Executive:        Gary F. Hentschel
                              5760 Ravine Road
                              Indianapolis, Indiana 46220
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     8.   Succession.  All of the terms and provisions of
this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.

     9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana.

     10. Headings; Pronouns. The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section. All pronouns in this Agreement and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

     11.  Amendment or Modification; Waiver.  No
provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Board or any authorized committee of the Board and shall be agreed to in writing, signed by the Executive and by an officer of the Corporation thereunto duly authorized. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

     12. Severability. In the event that any term, provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms, provisions and portions of this Agreement.

     13.  Counterparts.  This Agreement may be executed
in one or more counterparts, each of which shall be
deemed to be an original, but all of which together will
constitute the same instrument.
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     IN WITNESS WHEREOF, the Corporation and the
Executive have executed this Agreement as of the date and year first above written.

                         "CORPORATION"

ATTEST:                  PERSONNEL MANAGEMENT, INC.


/s/ Robert R. Millard    By  /s/ Don R. Taylor
Robert R. Millard          Don R. Taylor
Secretary                  President

                         "EXECUTIVE"


                         /s/ Gary F. Hentschel
                         Gary F. Hentschel

0669\EDGAR\EMPL-AGR.GFH